EXHIBIT 4(c)

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

     This Agreement of Resignation, Appointment and Acceptance is made by and among that issuer or other person who is identified in Exhibit A attached hereto (the “Exhibit”) as the “Issuer” (the “Issuer”), The Bank of New York, a banking corporation with trust powers duly organized and existing under the laws of the State of New York and having its principal corporate trust office at 101 Barclay Street, New York, NY 10286 (the “Bank) and The Bank of New York Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States and having its principal office in Los Angeles, California.

RECITALS:

     WHEREAS, the Issuer and the Bank entered into one or more trust indentures, paying agency agreements, registrar agreements, or other relevant agreements as such are more particularly described in the Exhibit under the section entitled “Agreements” (individually and collectively referred to herein as the “Agreements”) under which the Bank was appointed in the capacity or capacities identified in the Exhibit (individually and collectively the “Capacities”);

     WHEREAS, the Issuer desires to appoint BNYTC as the successor to the Bank in its Capacities under the Agreements; and

     WHEREAS, BNYTC is willing to accept such appointment as the successor to the Bank in its Capacities under the Agreements.

     NOW, THEREFORE, the Issuer, the Bank and BNYTC, for and in

     consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I

THE BANK

     SECTION 1.01. The Bank hereby resigns from its Capacities under the Agreements.

     SECTION 1.02. The Bank hereby assigns, transfers, delivers and confirms to BNYTC all right, title and interest of the Bank in its Capacity(s) relating to the Agreements.

ARTICLE II

THE ISSUER

     SECTION 2.01. The Issuer hereby accepts the resignation of the Bank from its Capacities under the Agreements.

     SECTION 2,02, All conditions relating to the appointment of BNYTC as the successor to the Bank in its Capacities under the Agreements have been met by the Issuer, and the Issuer hereby appoints BNYTC to its Capacities under the Agreements with like effect as if originally named to such Capacities under the Agreements.

ARTICLE III

BNYTC

     SECTION 3.01. BNYTC hereby represents and warrants to the Bank and to the Issuer that BNYTC is not disqualified to act in the Capacities under the Agreements.

     SECTION 3.02. BNYTC hereby accepts its appointment to the Capacities under the Agreements and accepts and assumes the rights, powers, duties and obligations of the Bank under the Agreements, upon the terms and conditions set forth therein, with like effect as if originally named to such Capacities under the Agreements.

ARTICLE IV

MISCELLANEOUS

     SECTION 4.01. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of 12:01 A.M. local Los Angeles time on the Effective Date set forth in the Exhibit.

     SECTION 4.02. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 4.03. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     SECTION 4.04. The persons signing this Agreement on behalf of the Issuer, BNYTC and the Bank are duly authorized to execute it on behalf of the each party, and each party warrants that it is authorized to execute this Agreement and to perform its duties hereunder.

     SECTION 4.05. The Issuer represents that it is the type of entity as identified in the Exhibit and has been duly organized and is validly existing under the laws of the jurisdiction and with the principal office as identified in the Exhibit.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

Goodrich Corporation
By:	/s/ Houghton Lewis
	Name:	Houghton Lewis
	Title:	Vice President and Treasurer

The Bank of New York
By:	/s/ George W. Bemister III
	Name:	George W. Bemister III
	Title:	Agent

The Bank of New York Trust Company, N.A.
By:	/s/ William C. Cardozo
	Name:	William C. Cardozo
	Title:	Vice President

EXHIBIT A

Issuer: Goodrich Corporation

Effective Date: February 4, 2005

Agreement(s):

	Description of relevant	The Bank of New
Name/Description of transaction	Agreement & Date	York's Capacity(s)

Goodrich Corporation 6.45% Notes due 12/15/07	12/10/2002	Trustee, Registrar, and Paying Agent

Goodrich Corporation 6.45% Notes due 4/15/08	5/1/1991	Trustee, Registrar, and Paying Agent

Goodrich Corporation 6.60% Notes due 5/15/09	5/1/1991	Trustee, Registrar, and Paying Agent

Goodrich Corporation 7.00% Notes due 4/15/38	5/1/1991	Trustee, Registrar, and Paying Agent

Goodrich Corporation 7.50% Notes due 4/15/08	5/15/2002	Trustee, Registrar, and Paying Agent

Goodrich Corporation 7.625% Notes due 12/15/12	12/10/2002	Trustee, Registrar, and Paying Agent

Goodrich Corporation Medium Term Notes Series A	5/1/1991	Trustee, Registrar, and Paying Agent